Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-3 No. 333-230992) of Industrial Logistics Properties Trust, and the Registration Statement (Form S-8 No. 333-223906) pertaining to the 2018 Equity Compensation Plan of Industrial Logistics Properties Trust, of our reports dated February 24, 2020, with respect to the consolidated financial statements and schedule of Industrial Logistics Properties Trust and the effectiveness of internal control over financial reporting of Industrial Logistics Properties Trust included in this Annual Report (Form 10-K) of Industrial Logistics Properties Trust for the year ended December 31, 2019.

/s/ Ernst & Young LLP

Boston, Massachusetts
February 24, 2020